Exhibit 99.1
Contact:
Priscilla Harlan
Vice President, Corporate Communications & Investor Relations
Molecular Insight Pharmaceuticals, Inc.
(617) 492-5554
FOR IMMEDIATE RELEASE
Molecular Insight Pharmaceuticals, Inc. Initiates First of Two Planned Pivotal
Registration Trials for Zemiva™ in Detection of Cardiac Ischemia
- Estimated 600 to 700 Patient Phase 2 Trial to Assess Zemiva in Emergency Department Setting -
Cambridge, MA, June 25, 2007 – Molecular Insight Pharmaceuticals, Inc. (NASDAQ: MIPI) announced today that it has initiated a Phase 2 trial with Zemiva™ (iodofiltic acid I 123 or BMIPP) for the diagnosis of cardiac ischemia, or lack of sufficient blood supply to an area of the heart, in patients with suspected Acute Coronary Syndrome (ACS) in the emergency department setting. Zemiva is a metabolic, molecular imaging pharmaceutical that has previously demonstrated the ability to detect cardiac ischemia up to 30 hours after an ischemic event as compared to currently available techniques, which are limited to an approximate two hour imaging window. The current trial is designed to be a pivotal registration trial that, upon replication in a successive confirmatory Phase 3 trial, could form the basis of an application with the U.S. Food and Drug Administration (FDA) for marketing approval. Molecular Insight expects to report top line data from this trial in the second half of 2008.
“We are very pleased to have begun enrolling patients in Zemiva’s pivotal clinical trial. This important milestone reflects the substantial progress we have made in building and advancing our pipeline of molecular imaging pharmaceuticals and targeted radiotherapeutics,” said David S. Barlow, Chairman and Chief Executive Officer of Molecular Insight. “Imaging chest pain patients with Zemiva in the emergency department setting exemplifies the compelling potential of molecular imaging to provide patients and the healthcare system with significant medical and economic benefits.”
“Patients who arrive in the emergency department complaining of chest pain may in fact be exhibiting symptoms of ACS, such as unstable angina or even myocardial infarction, and rapid treatment is essential because it significantly improves the outcomes for these patients,” said Dr. John M. Mahmarian, Director of Nuclear Cardiology at Methodist DeBakey Heart Center, The Methodist Hospital, Houston, Texas. “However, timely treatment depends on rapid and accurate diagnosis, and currently available diagnostic tools can require many hours or days to triage patients. This delays treatment for those who have ACS and places a significant burden on hospital resources to rule out the majority of patients whose pain is not cardiac-related. This trial with Zemiva will evaluate the potential of a molecular imaging pharmaceutical to rapidly identify ACS patients, including those whose chest pain symptoms may have subsided up to 24 hours earlier.”
The trial, which is expected to involve an estimated 600 to 700 patients at up to 70 centers in the United States and Canada, is an open-label study with patients serving as their own control. The primary objective is to evaluate the ability of Zemiva to accurately identify myocardial ischemia in patients who present to the emergency department with suspected ACS. Because of the ability of Zemiva to detect “ischemic memory,” patients can be evaluated in the trial if they experienced chest pain within the previous 24 hours, a timeframe which is not realistic with currently available techniques, such as perfusion imaging. The secondary objective of the trial is to confirm the safety of a single injection of Zemiva in patients suspected of myocardial ischemia related to ACS as reported in previous trials.
“In previous clinical studies, we have evaluated the safety of Zemiva, its ability to provide a 30-hour window for imaging cardiac ischemia once a patient’s chest pain has subsided and the initial feasibility of imaging suspected ACS patients,” said John W. Babich, Ph.D., President and Chief Scientific Officer of Molecular Insight. “Our expectations are that this trial will generate pivotal data for the future marketing registration of Zemiva by defining its potential to detect cardiac ischemia in a real world clinical setting.”
The study will compare the ability of Zemiva to detect cardiac ischemia against the current standard of care for ACS. Patients will enter the study and will be stratified by high, moderate or low probability of ACS based on current triage procedures, such as medical history, initial ECG and cardiac troponin markers. They will then be imaged with Zemiva. Results of the Zemiva scans will be compared to the initial clinical impression as well as the final clinical diagnosis at the time of the patient’s discharge. The clinical diagnoses will be made by two independent committees: an initial diagnosis committee that will review all data available for diagnosis from time of admission into the emergency department to four hours afterwards, and a final diagnosis committee that will review additional patient outcome data collected for 30 days after the patient leaves the hospital. The 30 day clinical outcomes data will be used as the established “truth standard” diagnosis of ACS and will serve as the comparator benchmark for trial analysis.
About Zemiva and ACS
Every year, approximately five to eight million patients enter emergency rooms in the United States with suspected acute coronary syndrome (ACS). Almost three million of these patients are admitted to the hospital for diagnosis, but only approximately 15 percent are ultimately determined to have ACS. In addition, approximately 25 percent of chest pain patients are discharged from the emergency department without having been diagnosed with ACS or admitted for further assessment, but one to five percent actually have ACS. Zemiva may provide the opportunity to improve disease management by rapidly identifying patients with ACS; reducing the number of missed diagnoses among discharged patients who experience a heart attack soon afterwards; and reducing hospitalization costs by quickly ruling out patients whose condition is not due to ischemia.
Zemiva is a fatty acid analog also known as 123I-BMIPP that detects cardiac ischemia by revealing abnormalities in the fatty acid metabolism of the heart. Under normal conditions, 70 percent to 80 percent of the energy for the heart is produced by the metabolism of fatty acids. However, in ischemic conditions where there is a lack of oxygen, fatty acid metabolism is drastically reduced and carbohydrates become the heart’s primary energy source. This shift in metabolic activity persists for some time, and the phenomenon, called ischemic memory, can be imaged with Zemiva up to 30 hours after chest pain has subsided.
Molecular Insight has conducted four U.S. clinical trials with Zemiva, a Phase 1 study and three Phase 2 trials, including a Phase 2 clinical trial to develop a reference database of normal Zemiva images of the heart using SPECT imaging. The BMIPP molecule is approved in Japan and has been used in over 500,000 patients.
About Molecular Insight Pharmaceuticals, Inc.
Molecular Insight Pharmaceuticals (NASDAQ: MIPI) is a biopharmaceutical company specializing in the emerging field of molecular medicine, applying innovations in the identification and targeting of disease at the molecular level to improve healthcare for patients with life-threatening diseases. The company is focused on discovering, developing and commercializing innovative and targeted radiotherapeutics and molecular imaging pharmaceuticals with initial applications in the areas of oncology and cardiology. Its lead targeted radiotherapeutic product candidates, Azedra and Onalta, are being developed for detection and treatment of cancer. The company’s lead molecular imaging pharmaceutical product candidate, Zemiva, is being developed for the diagnosis of cardiac ischemia, or insufficient blood flow to the heart. In addition, the company has a growing pipeline of product candidates resulting from application of its proprietary platform technologies to new and existing compounds. Molecular Insight Pharmaceuticals is based in Cambridge, Massachusetts and its website address is: www.molecularinsight.com.
Forward-Looking Statements
Statements in this release that are not strictly historical in nature constitute “forward-looking statements.” Such statements include, but are not limited to, statements about Azedra™, Onalta ™, Zemiva™ and any other statements relating to product candidates, product development programs the FDA or clinical trial process including the commencement, process or completion of clinical trials or the regulatory process or the estimated number of patients and centers involved in the Zemiva trial. Such statements may include, without limitation, statements with respect to the Company’s plans, objectives, expectations and intentions and other statements identified by words such as “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans” or similar expressions. Such forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results of Molecular Insight to be materially different from historical results or from any results expressed or implied by such forward-looking statements. These factors include, but are not limited to, risks and uncertainties related to the progress, timing, cost, and results of clinical trials and product development programs; difficulties or delays in obtaining regulatory approval for product candidates; competition from other pharmaceutical or biotechnology companies; and the additional risks discussed in filings with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement, and Molecular Insight undertakes no obligation to revise or update this news release to reflect events or circumstances after the date hereof.
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